Exhibit 10.9

Wireless Telecom GroupINC

25 Eastmans Road Parsippany, NJ 07054
Tel.  (973) 386-9696    Fax (973) 386-9191

December 10, 2012

Joseph Debold
25 Eastmans Road
Parsippany, NJ 07054

Dear Mr. Debold:

We are pleased to offer certain benefits and payments, in the event your employment with Wireless Telecom Group, Inc. (including any successor, the “Company”) is terminated within ten years of the date hereof either (i) by the Company, other than for Cause (as defined below), or (ii) by you, for Good Reason (as defined below) (each such termination is hereinafter referred to as a “Qualifying Event”), in each case within eighteen (18) months of a Change in Control (as such term is currently defined in the Company’s 2012 Incentive Compensation Plan).

This letter agreement (this “Agreement”) confirms our mutual agreement and understanding with respect to the following:

1. Severance. Upon a Qualifying Event, you will be entitled to receive Severance (as defined below) and Continuation of Benefits (as defined below) for the Severance Period (as defined below) in lieu of any payments otherwise payable to you under the Company’s standard severance policy. You will not be entitled to such Severance or Continuation of Benefits if the Company terminates your employment for Cause, if you terminate your employment voluntarily without Good Reason, or if your employment is terminated due to death or permanent disability.

2. Mitigation and Offset. If you engage in Subsequent Employment (as defined below) during the Severance Period and receive benefits from a subsequent employer (other than the Company) during the Severance Period, your Continuation of Benefits will be terminated (on a benefit by benefit basis). You agree to provide the Company with prompt written notice of any Subsequent Employment and benefits received by you during, or in respect of, the Severance Period.

3. Change in Control. The parties agree that it is the intent of the parties, and the parties hereby agree, that this Agreement shall survive and be binding on any successor or assignee of the Company following any change in control of the Company, sale of all or substantially all of the business or assets of the Company or similar corporate event.

4. Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Annual Cash Bonus” for a calendar year shall mean the amount, in the good faith determination of the Board of Directors (or Compensation Committee of the Board of Directors), you have earned as of the date of your termination under the bonus component of the Company’s officer bonus incentive plan in effect at that time.

(ii) “Cause” shall mean the occurrence of any one or more of the following: (i) fraud, embezzlement and /or misappropriation of the Company’s funds; (ii) gross or willful misconduct by you in the performance of your duties; (iii) a material violation of the Company’s Code of Conduct; or (iv) a conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony or act or moral turpitude in the jurisdiction involved.

(iii) “Continuation of Benefits” shall mean the continuation of all benefits (to the extent permissible under the terms and conditions of each applicable employee benefit program and applicable law) in which you participate as of the date of the Qualifying Event for the term of the Severance Period, provided that you continue to pay the Company the employee contributions you were paying immediately prior to a Qualifying Event.

(iv) “Good Reason” shall mean (a) the assignment to you of duties materially and adversely inconsistent with your duties or responsibilities with the Company, (b) a reduction in your salary or a material reduction in bonus opportunities, or (c) relocation of your principal place of employment to a place more than thirty (30) miles from its current location, in each case without your written consent.

(v) “Release Effective Date” shall mean the eighth day following the date that the Release (as defined below) is executed, provided that such Release has not been revoked; provided that if the 45 day period following the date of the Qualifying Event begins in one calendar year and ends in the next calendar year, the Release Effective Date may not be earlier than January 1 of the later calendar year.

(vi) “Severance” shall mean a lump sum cash severance payment in an amount equal to 75% of your annual base compensation then in effect, plus an amount equal to the Annual Cash Bonus, paid on the Release Effective Date.

(vii) “Severance Period” shall mean the period commencing on the date of the Qualifying Event and ending on the nine (9) month anniversary of the date of your Qualifying Event.

(viii) “Subsequent Employment” shall mean any employment or provision of services whether as owner, principal, agent, partner, director, officer, independent contractor, consultant, or employee for any entity, corporation, partnership or individual, including, without limitation, self-employment.

5. No Employment Rights. This Agreement sets forth the terms of certain financial assurances that will apply upon a Qualifying Event and does not constitute, and should not be considered as, a contract of employment for any duration. Accordingly, this Agreement will not affect your ability or the ability of the Company (subject to the terms of any other agreement(s) that may exist) to terminate your services at any time and for any reason.

6. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Your consent shall not be required for any such transaction.

7. Effectiveness. This Agreement shall be effective as of December 10, 2012.

8. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without regard to the conflicts of law provisions thereof.

9. Entire Agreement. This Agreement constitutes the complete agreement and understanding between us relating to severance and the continuation of benefits following a Qualifying Event, supersedes all prior or contemporaneous negotiations and agreements, whether oral or written, with respect to such subject matter, and may not be modified or amended except in writing signed by the parties. Additionally, this Agreement is intended to supplement (and not supersede) any employment or other agreement relating to your compensation, your employment status or the termination of your employment that you may have with the Company, including, without limitation, any agreement relating to payment or amounts (other than Severance and Continuation of Benefits) upon termination of your employment.

10. General Release. As a condition of receiving the Severance and Continuation of Benefits described herein, you will be required to sign a separation agreement and general release in a form acceptable to the Company (the “Release”), which must be executed and returned to the Company within 45 days following the date of the Qualifying Event and is not revoked during the seven day period following its execution. Such Release shall, among other things, discharge the Company from any and all obligations to make any further payments to you, whether by way of salary, bonus or other compensation or remuneration of any kind.

11. Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of your employment under any arrangement that constitute a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after your “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of your death.

After the date of any Qualifying Event, you shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the date of the Qualifying Event and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the date of the Qualifying Event for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

If you agree with the terms and provisions of this Agreement, please sign and date both copies of this Agreement in the place indicated. Keep one copy for your files and return the other copy to the Company.

Very truly yours,

WIRELESS TELECOM GROUP, INC.

By: /s/ Paul Genova
Name: Paul Genova
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Joseph Debold	December 10, 2012
Joseph Debold	Date